UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. ___)

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METHODE ELECTRONICS, INC.

(Name of Registrant as Specified in Its Charter)

____________________________________________________

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METHODE ELECTRONICS, INC.

7401 West Wilson Avenue

Chicago, Illinois 60706

(708) 867-6777

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 17, 2009

______________________

To the Shareholders of Methode Electronics, Inc.:

Notice is hereby given that an annual meeting of shareholders of Methode Electronics, Inc. will be held on Thursday, September 17, 2009 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, for the following purposes:

1.	To elect a board of directors;
2.	To ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending May 1, 2010; and
3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The board of directors recommends that you vote “FOR” each of Methode’s nominees for director and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm.

Our board of directors has fixed the close of business on July 17, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

This year, we are pleased to announce that we are taking advantage of the Securities and Exchange Commission rule that authorizes us to furnish proxy materials to our shareholders over the Internet. On August 7, 2009, we mailed our Notice of Internet Availability of Proxy materials, which contains instructions for our shareholders to access our proxy statement and annual report over the Internet, and vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how to request a paper copy of the proxy statement and annual report.

It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please vote on the matters to be considered. You may vote your shares over the Internet or by a toll-free telephone number. If you request and receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the self-addressed postage-paid envelope provided. Please do not submit a proxy card if you have voted by telephone or the Internet. Instructions regarding voting in person, over the Internet and by mail are contained in the Notice of Internet Availability of Proxy Materials. Instructions regarding voting by telephone are contained in the proxy card. If you attend the annual meeting, you may revoke your proxy and, if you wish, vote your shares in person. Thank you for your interest and cooperation.

By Order of the Board of Directors Warren L. Batts
Chairman

Chicago, Illinois

August 7, 2009

METHODE ELECTRONICS, INC.

7401 West Wilson Avenue

Chicago, Illinois 60706

(708) 867-6777

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

September 17, 2009

GENERAL INFORMATION

We are furnishing this proxy statement to you in connection with the solicitation of proxies on behalf of Methode Electronics, Inc. (“Methode”) for use at our annual meeting of shareholders to be held on Thursday, September 17, 2009 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, and at any adjournment or postponement of the annual meeting. On August 7, 2009, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders to access our proxy statement and annual report over the Internet and vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how to request a paper copy of the proxy statement and annual report.

At the annual meeting, we will ask our shareholders to elect our board of directors, ratify the Audit Committee’s selection of Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm for the 2010 fiscal year and consider and vote upon any other business which properly comes before the annual meeting.

The board of directors recommends that you vote “FOR” each of Methode’s nominees for director and “FOR” the ratification of Ernst & Young as our independent registered public accounting firm.

Under rules and regulations of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder, we are now furnishing our proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials instead of a printed copy of the proxy materials. You will have the ability to access the proxy materials over the Internet and to request to receive a paper copy by mail. Instructions on how to access and review the proxy materials over the Internet or request a paper copy may be found in the Notice of Internet Availability of Proxy Materials.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote on the matters to be considered. You may vote your shares over the Internet or by a toll-free telephone number. If you request and receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the self-addressed postage-paid envelope provided. Please do not submit a proxy card if you have voted by telephone or the Internet. Instructions regarding voting in person, over the Internet and by mail are contained in the Notice of Internet Availability of Proxy Materials. Instructions regarding voting by telephone are contained in the proxy card. If you attend the annual meeting, you may revoke your proxy and, if you wish, vote your shares in person.

We are mailing the Notice of Internet Availability of Proxy Materials to shareholders on or about August 7, 2009.

Record Date; Shares Outstanding

Our board of directors has fixed the close of business on July 17, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. As of the record date, there were 38,267,971 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum; Votes Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum at the annual meeting. Generally, broker non-votes occur when shares held by a broker or nominee for a beneficial owner are not voted with respect to a particular proposal because the broker or nominee has not received voting instructions from the beneficial owner and the broker or nominee lacks discretionary power to vote such shares.

At the annual meeting, each holder of common stock will be entitled to one vote per share. The election of our board of directors and the ratification of the selection of our independent registered public accounting firm require approval by a majority of the shares of common stock represented at the meeting and entitled to vote, assuming a quorum is present. Both abstentions and broker non-votes will be considered as present but will not be considered as votes in favor of either matter. However, broker non-votes are excluded from the “for,” “against” and “abstain” counts, and instead are reported as simply “broker non-votes.” Consequently, abstentions have the effect of voting against these proposals, while broker non-votes have no effect as to voting for or against any such matter.

Voting Procedures

It is important that your shares be represented and voted at the annual meeting. You may vote your shares over the Internet or by a toll-free telephone number. If you request and receive a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the self-addressed postage-paid envelope provided. Instructions regarding voting in person, over the Internet and by mail are contained in the Notice of Internet Availability of Proxy Materials. Instructions regarding voting by telephone are contained in the proxy card. Please do not submit a proxy card if you have voted by telephone or the Internet. If you attend the annual meeting, you may revoke your proxy and, if you wish, vote your shares in person.

If you return a proxy without direction, the proxy will be voted “FOR” the election of all nine director nominees and “FOR” the ratification of the selection of Ernst & Young.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before the annual meeting. You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706, attention Corporate Secretary. You may also revoke your proxy by submitting a later-dated and properly executed proxy (including by means of the telephone or Internet) or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.

Proxy Solicitation Expenses

The accompanying proxy is being solicited on behalf of Methode. We will bear the entire cost of this solicitation. Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail, by fax or in person. No additional compensation will be paid to directors, officers and other regular employees for such services. In the event that beneficial owners of our shares request paper copies of our proxy materials, banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others as of the record date will be requested to forward such proxy soliciting material to the beneficial owners of such shares and will be reimbursed by Methode for their reasonable out-of-pocket expenses.

CORPORATE GOVERNANCE

We are committed to maintaining high standards of corporate governance intended to serve the long-term interests of Methode and our shareholders.

Director Independence

Our board of directors has considered the independence of its members under the applicable standards of the SEC and the New York Stock Exchange. Our board has determined that all of our current directors are independent under those standards, except for Donald Duda, our President and Chief Executive Officer. Mr. Duda’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.

In determining the independence of Mr. Aspatore, the board considered the business consulting services provided by Mr. Aspatore personally and by Amherst Partners, LLC (“Amherst”) to Methode in fiscal 2007 and 2008. Mr. Aspatore serves as Chairman and Co-Founder of Amherst and holds a minority interest in Amherst. The board determined that these arrangements would not impair the independence or judgment of Mr. Aspatore, based on a consideration of all relevant facts and circumstances. The Board considered that Mr. Aspatore did not receive direct compensation from Methode in excess of $100,000 in any 12-month period in the last three years, that the one-time payment to Amherst was less than $100,000, and that Mr. Aspatore and Amherst are no longer providing consulting services to Methode.

In addition, our board of directors has determined that each current member of our Audit Committee, our Compensation Committee, our Nominating and Governance Committee and our Technology Committee satisfies the independence requirements of the applicable standards, if any, of the SEC and the New York Stock Exchange.

Board Committees

The following chart sets forth the committees of our board:

Committee	Members	Principal Functions	Number of Meetings in Fiscal 2009
Audit	Lawrence B. Skatoff (Chair) Walter J. Aspatore Isabelle C. Goossen Paul G. Shelton

•    Oversees accounting and financial reporting and audits of financial statements.

•    Monitors performance of internal audit function and our system of internal control.

•    Monitors performance, qualifications and independence of our independent registered public accounting firm and makes decisions regarding retention, termination and compensation of the independent registered public accounting firm and approves services provided by the independent registered public accounting firm.

•    Monitors compliance with legal and regulatory requirements, including our Code of Business Conduct.

•    Reviews our press releases and certain SEC filings.

•    Reviews related party transactions and potential conflict of interest situations.

7

Compensation	Paul G. Shelton (Chair) Warren L. Batts Darren M. Dawson Isabelle C. Goossen Christopher J. Hornung	• Oversees our compensation policies and plans. • Approves goals and incentives for the compensation of our Chief Executive Officer and, with the advice of management, other officers and managers. • Approves grants under our stock and bonus plans.	9
Nominating and Governance	Christopher J. Hornung (Chair) Warren L. Batts J. Edward Colgate Lawrence B. Skatoff	• Selects director candidates for election to our board at the annual meeting or to fill vacancies. • Recommends board committee assignments. • Recommends compensation and benefits for directors. • Reviews our Corporate Governance Guidelines. • Conducts an annual assessment of board performance. • Annually reviews succession planning for our Chief Executive Officer.	5
Technology	Darren M. Dawson (Chair) Walter J. Aspatore J. Edward Colgate Isabelle C. Goossen Christopher J. Hornung	• Reviews with management our technology assets and future needs. • Reviews technology research and development activities and possible acquisitions of technology.	5

During the 2009 fiscal year, our board of directors held 13 meetings and no director attended less than 75% of the aggregate of the total number of meetings of our board and the total number of meetings held by the respective committees on which he or she served. Under our Corporate Governance Guidelines, our directors are expected to attend board and shareholder meetings and meetings of committees on which they serve. Our directors are expected to meet as frequently as necessary to properly discharge their responsibilities.

Our independent directors hold regularly scheduled executive sessions at which only independent directors are present. Pursuant to our Corporate Governance Guidelines, our Chairman of the Board is the Presiding Director of such sessions.

Our Audit, Compensation, Nominating and Governance and Technology Committees operate pursuant to charters adopted by the board, which are available on our website at www.methode.com or in print upon any shareholder’s request. Our Corporate Governance Guidelines are also available on our website at www.methode.com or in print upon any shareholder’s request.

Nominating Process of the Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for identifying and recommending to our board of directors individuals qualified to become directors consistent with criteria approved by our board. In considering potential candidates for our board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience, consistent with our needs; specific areas of expertise and leadership roles; and the ability to bring diversity to our board. The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of board membership, including membership on appropriate committees.

The Committee identifies potential nominees by asking current directors and others to notify the Committee if they become aware of persons, meeting the criteria described above, who may be available to serve on our board. The Committee has sole authority to retain and terminate any search firm used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms. Historically, the Committee has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and our board’s contacts are not sufficient to identify an appropriate candidate.

The Committee will consider suggestions from our shareholders. Any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by board members are evaluated. Upon receiving a shareholder recommendation, the Committee will initially determine the need for additional or replacement board members and evaluate the candidate based on the information the Committee receives with the shareholder recommendation or may otherwise acquire, and, may, in its discretion, consult with the other members of our board. If the Committee determines that a more comprehensive evaluation is warranted, the Committee may obtain additional information about the director candidate’s background and experience, including by means of interviews with the candidate.

Our shareholders may recommend candidates at any time, but the Committee requires recommendations for election at an annual meeting of shareholders to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement in connection with the previous year’s annual meeting. The Committee believes this deadline is appropriate and in the best interests of Methode and our shareholders because it ensures that the Committee has sufficient time to properly evaluate all proposed candidates. Therefore, to submit a candidate for consideration for nomination at the 2010 annual meeting of shareholders, a shareholder must submit the recommendation, in writing, by April 9, 2010. The written notice must include:

•	the name, age, business address and residential address of each proposed nominee and the principal occupation or employment of each nominee;
•	the number of shares of our common stock that each nominee beneficially owns;
•	a statement that each nominee is willing to be nominated; and
•	any other information concerning each nominee that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of those nominees.

Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 7401 West Wilson Avenue, Chicago, Illinois 60706.

Communications with Directors

Our annual meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of our board of directors on appropriate matters. All of our directors attended the 2008 annual meeting. We anticipate that all of our directors will attend the 2009 annual meeting.

In addition, interested parties may, at any time, communicate in writing with any particular director, or independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706. Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business or communications that relate to other improper or irrelevant topics.

Codes of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees. The code is available on our website at www.methode.com or in print upon any shareholder’s request.

If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.

DIRECTOR COMPENSATION

We use a combination of cash and common stock to compensate our non-employee directors. Directors who are also our full-time employees are not paid for their services as directors or for attendance at meetings.

For the fiscal year ended May 2, 2009, non-employee directors received an annual cash retainer of $35,000 and an attendance fee of $1,000 for all committee meetings and for each board meeting other than the regularly scheduled quarterly meetings. Our Chairman of the Board and the Chairman of each of our board committees received supplemental annual retainers in the following amounts: Chairman of the Board, $25,000; Chairman of the Audit Committee and the Compensation Committee, $20,000; and Chairman of the Nominating and Governance Committee and Technology Committee, $10,000. In addition, members of our Audit Committee received an additional annual retainer of $10,000. Pursuant to our Deferred Compensation Plan, our directors may elect to defer up to 100% of their retainers and attendance fees per year. Additional information regarding the Deferred Compensation Plan is described under “Executive Compensation Tables — Nonqualified Deferred Compensation,” below.

In July 2008, each non-employee director received a grant of 3,000 shares of common stock. These awards were fully vested as of the date of grant.

The following table sets forth certain information regarding compensation to our non-employee directors during the fiscal year ended May 2, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation ($) (3)	Total ($)
Walter J. Aspatore	66,000	34,050	--	100,050
Warren L. Batts	82,000	34,050	340	116,390
J. Edward Colgate	60,000	36,597	340	96,937
Darren M. Dawson	59,500	36,597	340	96,437
Isabelle C. Goossen	74,000	36,597	340	110,937
Christopher J. Hornung	71,000	36,597	340	107,937
Paul G. Shelton	90,000	36,597	340	126,937
Lawrence B. Skatoff	75,000	34,050	340	109,390

_________________________

(1)

These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 2, 2009 in accordance with Statement of Financial Accounting Standards No. 123 (“SFAS No. 123(R)”), and include amounts from awards granted in and prior to fiscal 2009. Under SFAS No. 123(R), the fair value of these awards is recognized ratably over the vesting period. Details of the assumptions used in valuing these awards are set forth in Note 5 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 2, 2009.

(2)

As of May 2, 2009, Mr. Batts held a vested stock option with respect to 10,000 shares of common stock. During fiscal 2009, each non-employee director was granted a stock award for 3,000 shares of common stock. The grant date fair value of each of these equity awards as computed in accordance with SFAS No. 123(R) is $34,050.

(3)	Amounts reflect dividends paid with respect to outstanding unissued restricted stock awards.

SECURITY OWNERSHIP

Five Percent Shareholders

The following table sets forth information regarding all persons known to be the beneficial owners of more than 5% of Methode’s common stock as of July 24, 2009 (except as set forth in the relevant footnotes).

Name and Address of Beneficial Owner	Title of Class	Number of Shares and Nature of Beneficial Ownership (1)	Percent of Class
Barclays Global Investors, NA (2) 400 Howard Street San Francisco, California 94105	Common Stock	3,072,838	8.1%
Royce & Associates, LLC (3) 1414 Avenue of the Americas New York, New York 10019	Common Stock	2,725,981	7.2%
Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	Common Stock	2,721,272	7.2%

_________________________

(1)	Beneficial ownership arises from sole voting and sole investment power of all shares reported unless otherwise indicated by footnote.

(2)	Based solely on a Schedule 13G filed by Barclays Global Investors, NA with the SEC on February 5, 2009. Includes 2,463,122 shares held with sole voting power.

(3)	Based solely on an amendment to Schedule 13G filed by Royce & Associates, LLC with the SEC on January 27, 2009.

(4)	Based solely on an amendment to Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 9, 2009. Includes 2,677,114 shares held with sole voting power.

Directors and Executive Officers

The following table sets forth information regarding our common stock beneficially owned as of July 24, 2009 by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.

Name of Beneficial Owner	Title of Class	Number of Shares and Nature of Beneficial Ownership (1)	Percent of Class
Walter J. Aspatore	Common Stock	12,000	*
Warren L. Batts	Common Stock	62,000 (2)	*
J. Edward Colgate	Common Stock	19,070	*
Darren M. Dawson	Common Stock	23,200	*
Donald W. Duda	Common Stock	575,339 (3)	1.5%
Isabelle C. Goossen	Common Stock	23,000	*
Christopher J. Hornung	Common Stock	113,850	*
Paul G. Shelton	Common Stock	32,850	*
Lawrence B. Skatoff	Common Stock	21,850	*
Timothy R. Glandon	Common Stock	42,669 (4)	*
Douglas A. Koman	Common Stock	259,416 (5)	*
Thomas D. Reynolds	Common Stock	200,420 (6)	*
Theodore P. Kill	Common Stock	115,114 (7)	*
All current directors and executive officers as a group (14 individuals)	Common Stock	1,500,778 (8)	3.9%

_________________________

*	Percentage represents less than 1% of the total shares of common stock outstanding as of July 24, 2009.

(1)	Beneficial ownership arises from sole voting and investment power unless otherwise indicated by footnote.

(2)	Includes options to purchase 10,000 shares of common stock exercisable within 60 days.

(3)

Includes 272,879 shares of restricted stock subject to forfeiture, options to purchase 154,413 shares of common stock exercisable within 60 days, and 23,047 shares of common stock held in our 401(k) Plan. Excludes 225,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda in the event of termination from the Company under any circumstances.

(4)	Includes 36,969 shares of restricted stock subject to forfeiture and options to purchase 2,500 shares of common stock exercisable within 60 days.

(5)

Includes 36,969 shares of restricted stock subject to forfeiture, options to purchase 152,648 shares of common stock exercisable within 60 days, and 19,790 shares of common stock held in our 401(k) Plan.

(6)

Includes 73,939 shares of restricted stock subject to forfeiture, options to purchase 72,000 shares of common stock exercisable within 60 days and 10,770 shares of common stock held in our 401(k) Plan.

(7)	Includes 61,969 shares of restricted stock subject to forfeiture.

(8)

Includes 482,725 shares of restricted stock subject to forfeiture, options to purchase 381,561 shares of common stock exercisable within 60 days, and 53,607 shares of common stock held in our 401(k) Plan.

PROPOSAL ONE: ELECTION OF DIRECTORS

A board of nine directors will be elected at the annual meeting. Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified. All of the nominees listed below currently serve as our directors, were recommended unanimously to our board of directors by our Nominating and Governance Committee, and were nominated by our board of directors. The shares represented by the proxies given pursuant to this solicitation will be voted for the following nominees unless votes are properly withheld. If any of these nominees is not a candidate for election at the annual meeting, an event which our board of directors does not anticipate, the proxies will be voted for a substitute nominee recommended to our board of directors by our Nominating and Governance Committee and nominated by our board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.

Walter J. Aspatore

Chairman and Co-Founder,

Amherst Partners, LLC

Director since 2008

Age 66

Mr. Aspatore has served as Chairman and Co-Founder of Amherst Partners, LLC, a business consulting firm, since 1994. Prior to co-founding Amherst Partners, Mr. Aspatore served in various officer positions at diversified manufacturing and technology businesses, including Cross and Trecker Corporation, the Warner and Swasey Company, Bendix Corporation and TRW Corporation. He also served as Vice Chairman and President of Onset BIDCO, a venture capital and subordinated debt fund, from 1992 to 1994. Mr. Aspatore also serves as a director of Mackinac Financial Corporation, a bank holding company.

Warren L. Batts

Retired Chairman and Chief Executive Officer,

Tupperware Corporation

Director since 2001

Age 76

Mr. Batts is the retired Chairman and Chief Executive Officer of Tupperware Corporation, a diversified consumer products company. In 1997, Mr. Batts retired as Chairman of Premark International, Inc., a diversified consumer products company, where he also served as Chief Executive Officer from 1986 until 1996. Mr. Batts has taught as an Adjunct Professor of Strategic Management at the University of Chicago Graduate School of Business since 1998. Mr. Batts has also served as a director and the Chairman of Chicago Children’s Memorial Medical Center; a life trustee for the Art Institute of Chicago; a director and the Chairman of the National Association of Manufacturers; and a director of the National Association of Corporate Directors.

Dr. J. Edward Colgate

Pentair-Nugent Professor,

Department of Mechanical Engineering,

Northwestern University

Director since 2004

Age 46

Dr. Colgate is currently a Professor in the Department of Mechanical Engineering and the Founding Director of the Institute for Design Engineering and Applications at Northwestern University, where he has served in various professor positions since 1988. From June 1999 until September 2000, Dr. Colgate took a sabbatical leave from Northwestern University to serve as a founder and the President of Cobotics, Inc., which is now part of Stanley Assembly Technologies, a supplier of human interface technologies for the industrial marketplace. His research interests include human-machine systems, especially cobotics and haptic interface. Dr. Colgate is currently the holder of the Pentair-Nugent Teaching Professorship, and co-Director of the newly formed Segal Design Institute.

Dr. Darren M. Dawson

McQueen Quattlebaum Professor,

Holcombe Department of Electrical and Computer Engineering,

Clemson University

Director since 2004

Age 46

Dr. Dawson currently serves as a Professor in the Electrical and Computer Engineering Department at Clemson University, where he has held various professor positions since 1990. Dr. Dawson leads the Robotics and Mechatronics Laboratory, which is jointly operated by the Electrical and Mechanical Departments. His research interests include nonlinear control techniques for mechatronic systems, robotic manipulator systems and vision-based systems. Dr. Dawson’s work has been recognized by several awards, including the Clemson University Centennial Professorship in 2000.

Donald W. Duda

Chief Executive Officer and President,

Methode Electronics, Inc.

Director since 2001

Age 54

Mr. Duda has served as our Chief Executive Officer since May 2004 and our President since 2001. Mr. Duda joined us in 2000 and served as our Vice President - Interconnect Products Group. Prior to joining Methode, Mr. Duda held several positions with Amphenol Corporation, a manufacturer of electronic connectors, most recently as General Manager of its Fiber Optic Products Division from 1988 through 1998.

Isabelle C. Goossen

Vice President for Finance and Administration,

Chicago Symphony Orchestra Association

Director since 2004

Age 57

Ms. Goossen has served as the Vice President for Finance and Administration for the Chicago Symphony Orchestra Association since 2001. From 1986 through 1999, Ms. Goossen held several management positions with Premark International, Inc., a diversified consumer products company, most recently as Vice President and Treasurer from 1996 through 1999.

Christopher J. Hornung

Chief Executive Officer

Next Testing, Inc.

Director since 2004

Age 57

Mr. Hornung has served as Chief Executive Officer of Next Testing, Inc. since January 2007. Next Testing provides comprehensive, sport-specific athletic testing programs. From February 2004 through December 2006, Mr. Hornung served as President of the Pacific Cycle Division of Dorel Industries, Inc., a global consumer products company. Prior to the acquisition of Pacific Cycle by Dorel Industries Inc., Mr. Hornung served as the Chairman and Chief Executive Officer of Pacific Cycle.

Paul G. Shelton

Retired Vice President and Chief Financial Officer,

FleetPride, Inc.

Director since 2004

Age 59

Mr. Shelton retired in 2003 as Vice President and Chief Financial Officer of FleetPride Inc., an independent heavy-duty truck parts distributor. From 1981 through 2001, Mr. Shelton served in various management positions at AMCOL International Corporation, a supplier of specialty minerals and chemicals, most recently as Senior Vice President from 1995 through 2001 and Chief Financial Officer from 1984 through 2001. Mr. Shelton serves on three private company boards and was a former member of the board of directors of AMCOL International Corporation.

Lawrence B. Skatoff

Retired Executive Vice President and Chief Financial Officer,

BorgWarner Inc.

Director since 2004

Age 69

Mr. Skatoff retired in 2001 as Executive Vice President and Chief Financial Officer of BorgWarner Inc., a manufacturer of highly engineered systems and components for the automotive industry. Prior to joining BorgWarner Inc., Mr. Skatoff was Senior Vice President and Chief Financial Officer of Premark International, Inc., a diversified consumer products company, from 1991 through 1999. Before joining Premark, Mr. Skatoff was Vice President-Finance of Monsanto Company, a worldwide manufacturer of chemicals and pharmaceuticals.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending May 1, 2010, subject to ratification of the selection by our shareholders. Ernst & Young has served as our independent registered public accounting firm for many years and is considered to be well qualified. We entered into an engagement agreement with Ernst & Young for its fiscal 2009 services, which, among other things, contains contractual provisions that subject us to alternative dispute resolution procedures and exclude punitive damages from any monetary award. It is anticipated that the services performed by Ernst & Young for fiscal 2010 will be subject to a similar engagement agreement.

Representatives of Ernst & Young will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

If our shareholders do not ratify the selection of Ernst & Young, our Audit Committee will reconsider the selection. Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Methode and our shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of our board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our board has determined that each member of our Audit Committee meets the requirements as to independence, experience and expertise established by the New York Stock Exchange. In addition, our board has determined that Mr. Skatoff is an audit committee financial expert as defined by the SEC. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended May 2, 2009 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed and discussed with our independent registered public accounting firm, Ernst & Young, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).

The Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young the firm’s independence from management and Methode and considered the compatibility of nonaudit services with the firm’s independence.

Our Audit Committee discussed with our internal auditors and Ernst & Young the overall scope and plans for their respective audits. Our Audit Committee met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.

In reliance on the reviews and discussions referred to above, the Committee recommended to our board of directors (and our board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended May 2, 2009 filed with the SEC.

AUDIT COMMITTEE
Lawrence B. Skatoff, Chairman
Walter J. Aspatore
Isabelle C. Goossen
Paul G. Shelton

Auditing and Related Fees

Our Audit Committee engaged Ernst & Young to examine our consolidated financial statements for the fiscal year ended May 2, 2009. Fees paid to Ernst & Young for services performed during the 2009 and 2008 fiscal years were as follows:

	Fiscal 2009	Fiscal 2008
Audit Fees (1)	$1,251,324	$1,049,713
Audit-Related Fees	--	--
Tax Fees (2)	24,161	21,668
All Other Fees (3)	173,278	48,700
	$1,448,763	$1,120,082
_________________________

(1)

Audit fees represent aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.

(2)	Tax fees principally included tax compliance fees.

(3)	All other fees represent fees for due diligence review and analysis.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the key elements of our executive compensation program, including an analysis of compensation earned by or paid to our named executive officers in fiscal 2009. In this discussion, the term “named executive officers” refers to the five officers about whose compensation we provide detailed tabular and narrative information in this proxy statement.

Our Compensation Committee oversees the design, implementation and administration of our executive compensation program. The primary goal of our compensation program is to reward performance and align executives’ interests with those of our shareholders. For fiscal 2009, the principal elements of our executive compensation program were base salary, annual cash incentive compensation, long-term incentive compensation in the form of cash and/or equity-based awards, opportunities for tax-efficient retirement savings and company contributions under our 401(k) savings plan, perquisites and welfare benefits. We also provide for benefits upon a change in control in certain circumstances. Our executives do not participate in pension plans or receive other post-retirement benefits, nor do they have employment or severance agreements (other than in connection with a change in control).

Objectives and Measurement Principles

Our executive compensation program supports our objective of enhancing shareholder value through a competitive program that attracts and retains high-quality talent and rewards executives for demonstrating strong leadership and delivering results. Our executive compensation program is designed to:

•	Provide executives with a competitive pay arrangement.
•

Link short-term cash incentive pay to achievement of company and individual objectives. A significant portion of an executive’s cash compensation is dependent on successful achievement of specific annual and/or other short-term goals.

•

Reward long-term performance and align executive interests with shareholder interests by providing for capital accumulation through awards of restricted stock and stock options and encourage a significant ownership of our common stock for our executive officers.

The primary metrics we use in structuring our performance-based equity and cash awards include annual profit goals, return on invested capital (over a three-year period) and revenue growth (over a three-year period). In addition, we use individual management by objectives (“MBOs”) to determine payouts under our annual bonus program. MBOs include qualitative factors which emphasize sales and profit performance through restructuring of legacy business, pricing or cost reduction initiatives, product diversification, technology acquisitions and talent management.

Our Compensation Process

Our Compensation Committee meets as often as necessary to perform its duties. In fiscal 2009, our Compensation Committee met nine (9) times. Although most decisions regarding executive compensation are made in the first quarter of our fiscal year, our management and our Compensation Committee continue to monitor developments during the year. Our Compensation Committee typically meets with Donald Duda, Chief Executive Officer, and, where appropriate, Douglas Koman, Chief Financial Officer. From time to time, our Compensation Committee engages compensation consultants to review the competitiveness and effectiveness of our executive compensation program. In connection with setting fiscal 2009 compensation, the Compensation Committee engaged The Delves Group to provide analyses of our executive compensation program as compared to established market benchmarks, as described more fully below.

Our Compensation Committee annually reviews tally sheets summarizing our named executive officers’ total compensation, including direct compensation; benefits under equity compensation programs; perquisites; and potential payments on termination of employment, whether on a change in control of Methode or otherwise.

Our Chief Executive Officer’s compensation is determined by our Compensation Committee. The Delves Group provides relevant survey and other data to the Committee that it may consider for this purpose. Management does not make recommendations to our Compensation Committee regarding compensation elements with respect to Mr. Duda’s compensation. For named executive officers other than Mr. Duda, total compensation packages are developed and recommended by Mr. Duda, in consultation with Mr. Koman, and based on guidelines provided by our Compensation Committee. Our Compensation Committee determines whether to approve these recommendations, subject to any further modifications that it may deem appropriate.

Market Benchmarking and Positioning

We strive to provide compensation opportunities that are competitive with comparable positions at other companies of similar size and complexity. As appropriate to further this objective, we review market compensation data and evaluate our executive compensation program as compared to a group of peer companies and various compensation surveys and databases, in each case as provided by our compensation consultants. We have selected a group of comparable companies to benchmark executive pay, providing competitive market data to be used in establishing and recommending each element of compensation. The peer group is updated periodically and is selected using the following criteria:

•	Size as measured by revenue – we generally target companies with revenue not less than half nor more than three times our annual revenue.

•	Similar-type businesses – we generally target companies that are multinational and engage in businesses which are related to electrical components.

In assessing the financial performance of these peer companies, our Compensation Committee considers revenue growth, net profit margins, return on equity and total shareholder return.

For compensation decisions affecting fiscal 2009 compensation, our peer group included the following companies: Arris Group, CTS Corporation, Foundry Networks, Inc., Franklin Electric Co., Inc., Gentex Corporation, Littelfuse, Inc., Nu Horizons Electronics Corp., Polycom Inc., Powerwave Technologies Inc., Richardson Electronics Ltd., Standard Motor Products, Inc., and Stoneridge, Inc. In setting fiscal 2009 compensation, our Compensation Committee also reviewed the following compensation surveys and databases: Watson Wyatt CompQuest Executive Compensation Survey from the manufacturing sector; Proprietary Compensation Database (manufacturing companies); and ERI Salary Assessor Database.

As a general policy, we target total direct compensation (that is, base salary, annual and long-term cash incentives and equity-based compensation) for our named executive officers in the 50th to 75th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases. In making all benchmarking and positioning determinations, the Compensation Committee assumed that each executive would achieve the target level of performance under all performance-based awards. In setting compensation for each named executive officer, our Compensation Committee also reviews historical compensation levels, internal equity and consistency, tenure and industry conditions. These and other factors may affect whether total pay for each of our named executive officers falls within the benchmark range. For fiscal 2009 compensation, other factors considered included the successful diversification of our products, international expansion and implementation of cost cutting measures. In addition, if we or the relevant business unit performs particularly well or poorly, total direct compensation for one or more of our named executive officers could be above or below the target levels. As a general policy, we structure the executive compensation program so that approximately 45% to 65% of total direct compensation is in the form of cash.

Consistent with our pay-for-performance philosophy, our executive compensation program is structured so that a significant amount of each of our named executive officers’ compensation is variable compensation and “at risk” for non-payment if we fail or the executive fails to meet performance targets. The proportion of compensation that is at risk increases with the executive’s level of responsibility. For fiscal 2009, the majority of each named executive officers’ total direct compensation is at risk (on average, 64%). At risk compensation for fiscal 2009 includes the annual bonus, the four-month bonus and the restricted stock awards, together with the RSA tandem cash awards (each as described below).

Fiscal 2009 Mid-Year Awards

The Company experienced a dramatic downturn in business beginning in October 2008. This downturn caused management to accelerate restructuring plans and implement significant cost cutting measures. In December 2008, the Compensation Committee reviewed the impact of the Company’s restructuring activities and the global recession on the outstanding performance-based awards which were granted in 2006, 2007 and 2008. These awards include restricted stock awards (“RSAs”) with vesting based on the achievement of targeted annual sales growth of at least 4.5% and return on invested capital of at least 7.0% over three-year periods, as well as tandem cash bonus awards, payable only if the three-year sales growth and return on invested capital exceeded targeted levels.

At such time, the Compensation Committee determined that, based on the Company’s restructuring activities, anticipated impairment charges and the global recession, it was extremely unlikely that any of the 2006, 2007 or 2008 RSAs or tandem cash bonuses would be earned or vested and that these programs have little retention value. The Compensation Committee noted that both the Compensation Committee and the executives had expected 100% of the 2006 RSAs to vest in 2009 based on performance from May 1, 2006 thru October 31, 2008. In addition, the Compensation Committee concluded that it was unlikely that certain of the named executive officers would earn an annual cash bonus for fiscal 2009. The Compensation Committee determined that the likely loss of these awards could create a potential retention problem for the Company’s executive team.

In December 2008, the Compensation Committee implemented a four-month performance-based cash bonus program for the named executive officers. The focus of this program was to encourage the executive team to complete the restructuring activities, preserve cash and prepare updated multi-year business plans for the respective businesses. In addition, in March 2009, the Compensation Committee granted stock options to the named executive officers. Such options were deemed necessary to retain and motivate the executive team through an anticipated turbulent economic period during which the Company is repositioning its business.

Elements of Compensation

Base Salary. Our Compensation Committee establishes base salaries on an annual basis, taking into account levels of responsibility, prior experience and breadth of knowledge, potential for advancement, recent promotions, past performance, internal equity issues and external pay practices. In general, we target annual base salaries for our named executive officers at the 50th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases. For fiscal 2009, our Compensation Committee did not increase the base salary of Messrs. Duda, Koman, Reynolds or Glandon. Mr. Kill received a salary increase of 3.9%.

During fiscal 2009, each of the executives took unpaid leave as a part of a Company-wide cost saving initiative. The salary reduction amounted to 3.85% for Messrs. Duda and Koman and 1.925% for each of the other named executive officers. The dollar amount of the reduction is incorporated into the summary compensation table in the column titled “Salary”.

Performance-Based Bonuses. At the beginning of fiscal 2009, our Compensation Committee established annual performance-based cash bonus awards, expressed as a percentage of base salary, and subject to the achievement of performance goals for all executive officers and management personnel. In general, we target annual bonuses for our named executive officers in the 50th to 75th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases. Bonuses are paid annually and are capped at 140% of the established target bonus amount. The awards generally reflect a threshold payment, a target payment and a maximum payment, depending on the level of performance measure achieved. For fiscal 2009, the performance measures for each of the named executive officers include pre-tax earnings as compared to budget. For fiscal 2009, the Compensation Committee increased the bonus potential at target for each executive by 10% of base pay. This was done to motivate management to meet its goals in anticipation of a difficult operating environment. The awards include a formula to address acquisitions and divestitures and also address restructuring charges. The Compensation Committee believes using pre-tax earnings as a performance measure encourages management to use cash to make accretive acquisitions as appropriate. For Messrs. Duda and Koman, the performance measure was based on the consolidated pre-tax earnings of the Company. For Messrs. Reynolds, Glandon and Kill, 70%, 50% and 30%, respectively, of the bonus at the target level is based on our overall consolidated pre-tax earnings and 30%, 50% and 70%, respectively, is based on MBOs specific to the executive’s area of responsibility.

MBOs include profitability and sales goals at the business unit level as well as qualitative factors, such as product diversification and planning, technology acquisitions, integration of newly acquired companies and talent management, including succession planning. Historically, more importance has been given to the profit measures, followed by the MBOs. In establishing the relative importance of the bonus components for fiscal 2009, our Compensation Committee placed more emphasis than usual on MBOs to stress the importance of achieving certain strategic objectives directed to future growth. In setting the measures, our Compensation Committee considered, among other matters, past performance, the fiscal 2009 operating budget, general economic conditions and the Company’s strategic plan. Our Compensation Committee believes that the performance measures are challenging. No amounts are payable unless a specified “threshold” performance level is reached for the applicable period. Neither Mr. Duda nor Mr. Koman earned an annual bonus for fiscal 2009. Messrs. Reynolds, Glandon and Kill earned annual bonuses based on achievement of certain MBOs.

As previously noted, a dramatic downturn in business began in October 2008. In December 2008, the Compensation Committee concluded that it was unlikely that any of the named executive officers would earn any portion of the annual cash bonus tied to the pre-tax profit measure. At such time, the Compensation Committee implemented a four-month performance-based cash bonus program for the named executive officers. The focus of this program was to encourage the executive team to complete the restructuring activities, preserve cash and prepare updated multi-year business plans for the respective businesses in view of the dramatic change in business prospects. Each of the named executive officers achieved the relevant goals and earned the full amount of these bonuses.

Discretionary Cash Bonus. From time to time, our Compensation Committee awards discretionary cash bonuses to the executive officers for exceptional or unusual performance. Historically, such discretionary cash bonuses have been granted in connection with significant involvement in the negotiation, due diligence and integration of an acquired business, the development of a new product line or the recruitment of a significant new customer. In fiscal 2009, no discretionary cash bonuses were awarded to the named executive officers.

Stock Awards. Our Compensation Committee believes that equity-based compensation is the most effective means of ensuring that our executive officers have a continuing stake in our long-term success. In general, we target equity awards for our named executive officers in the 50th to 75th percentile among companies in our peer group and comparable companies within the applicable compensation surveys and databases. Over the past several years, we have utilized restricted stock awards and restricted stock units as our equity compensation component. Our Compensation Committee believes that these awards serve the following purposes: (i) reward executive officers for long-term shareholder value creation; (ii) provide competitive long-term incentive award opportunities; (iii) retain employees through wealth accumulation opportunities; and (iv) focus executive officers on long-term, sustained performance. The restricted stock awards granted to our executive officers in fiscal 2009 are subject to a performance-based vesting condition requiring at least 4.5% annual revenue growth and 7.0% return on invested capital to be achieved during a three-year vesting period. These performance-based awards do not vest unless we achieve a minimum target level of revenue growth and return on invested capital. Commencing in fiscal 2009, the awards include a formula to address acquisitions and divestitures.

As previously discussed, the Company’s results for fiscal 2009 were significantly impacted by the global recession, impairment charges and significant restructuring activities. The RSAs granted in 2006 and scheduled to vest in 2009 were forfeited and no amounts were earned under the 2006 tandem cash bonus awards. In addition, the Compensation Committee determined that it is extremely unlikely that the RSAs granted in 2007 and 2008, along with the related tandem cash bonuses, will vest. The Compensation Committee believed that it had a potential retention problem for its executive team. In March 2009, the Compensation Committee granted stock options to the named executive officers as follows: Donald W. Duda — 124,000 shares; Douglas A. Koman — 30,000 shares; Timothy R. Glandon — 30,000 shares; Theodore P. Kill — 30,000 shares; and Thomas D. Reynolds — 50,000 shares. The exercise price for the options is the closing price on the grant date and the options vest in full on March 16, 2012, and have a ten-year term. Such options were deemed necessary to retain and motivate the executive team through a very turbulent economic period during which the Company is repositioning its business.

Commencing with fiscal 2010, the Compensation Committee intends to use non-qualified stock options as the Company’s equity compensation component.

RSA Tandem Cash Bonus. In connection with the grant of the fiscal 2009 restricted stock awards, we agreed to pay each executive officer a cash bonus if we exceed our financial targets for revenue growth and return on invested capital, which will be measured as of April 30, 2011. The maximum amount of the tandem cash bonus will equal the product of the closing price of our common stock as of April 30, 2011, and 50% of the number of shares awarded to such executive under the 2009 restricted stock award. No tandem cash bonuses were paid to the named executives in 2009 pursuant to the terms of the fiscal 2006 awards. The Compensation Committee does not anticipate payment of any tandem cash bonuses under the outstanding programs. Going forward, the Compensation Committee does not expect to use tandem cash bonuses in connection with the stock option awards.

Legacy Longevity Bonus Program. For fiscal 2006 and previous years, our executive officers received long-term incentive awards under the Longevity Contingent Bonus Program (the “Longevity Bonus Program”). The Longevity Bonus Program awards a matching bonus equal to the amount of the quarterly bonus, which will be considered as earned and payable in three years, provided that the participant is still employed and performance has been satisfactory. If, for any reason other than death, disability, or retirement, the participant terminates his or her employment with us during the three-year period, or his or her performance is not satisfactory, no longevity compensation is payable under this program. Commencing with fiscal 2007, the named executive officers are not eligible to receive future awards under the Longevity Bonus Program. The last payments for amounts previously earned by these executives under the Longevity Bonus Program were paid in fiscal 2009.

Other Benefits and Perquisites. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and our 401(k) savings plan (with a company contribution), in each case on the same basis as other employees, subject to applicable law. Our executive officers are also provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan. In fiscal 2009, we did not contribute any amounts to the Deferred Compensation Plan on behalf of any of the named executive officers. For a description of the Deferred Compensation Plan, please see “Executive Compensation Tables — Nonqualified Deferred Compensation,” below. Dividends are paid with respect to all vested and unvested outstanding restricted stock awards held by our employees. Mr. Duda is also paid an amount equal to the dividend payment with respect to the restricted stock units converted at our request from restricted stock awards (described in more detail below). In addition, a few perquisites are provided to the named executive officers. Perquisites include a company car allowance, association dues, limited corporate aircraft usage and provision for an annual physical exam.

Change of Control Payments. We have entered into change of control agreements with our executive officers. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of the Company and our shareholders. In July 2009, these agreements were amended to increase the trigger for the gross-up payment from 10% to 25%. This was done to increase the Company’s protection from paying a severe penalty for a modest benefit to the executive in the event of a change in control. Our change of control provisions for the named executive officers are summarized below under “Potential Payments Upon Termination or Change of Control.”

Significant Policies and Procedures

Stock Ownership Policy. Our Compensation Committee considers stock ownership by management to be an important means of linking management’s interests with those of shareholders. We maintain stock ownership guidelines for our executive officers. The amount of stock required to be owned increases with the level of responsibility of each executive. The requirements are subject to a phase-in period in the event of a new hire or a promotion. The Committee increased the ownership requirements of our Chief Executive Officer and Chief Financial Officer from 80,000 and 28,000 shares, respectively, to five times base salary and three times base salary, respectively. All other executive officers are expected to own stock with a value at least equal to their current base salary. Restricted stock awards and restricted stock units, as well as any holdings of Methode stock in the executives’ 401(k) plan, are included in the calculation of stock ownership for purposes of these guidelines. In valuing restricted stock awards and restricted stock units for this purpose, the policy permits the use of the greater of the grant date fair market value or the current fair market value. Considering the applicable phase-in periods, all of our named executive officers were in compliance with our stock ownership policy for fiscal 2009.

Practices Regarding Grants of Equity Awards. Our broad-based equity grants are generally made at a scheduled meeting of our Compensation Committee occurring during the first quarter of each fiscal year. For the fiscal 2009 grants, the Committee determined an aggregate dollar value for each executive officer and the number of shares was determined based on the closing share price reported three business days after the issuance of the annual earnings press release. Our Compensation Committee may choose to make grants of equity awards outside the annual broad-based grant, including in the case of newly hired employees, promotions or other special circumstances. As described above, in March 2009, the Compensation Committee awarded stock options to the named executive officers in order to retain and motivate the executive team through a very turbulent economic period during which the Company is repositioning its business. Commencing with fiscal 2010, the Compensation Committee intends to use non-qualified stock options as the Company’s equity compensation component.

Policy With Respect to Deductibility of Compensation. Section 162(m) of the Code generally denies corporate tax deductions for annual compensation exceeding $1 million paid to certain employees (generally the chief executive officer and the three other most highly compensated executive officers of a public company, but excluding the chief financial officer), unless that compensation qualifies as performance-based compensation under a shareholder approved plan and meets certain other technical requirements. While it is the general intention of our Compensation Committee to maximize the deductibility of executive compensation in structuring our compensation plans and programs, our Compensation Committee has approved, and may continue to approve awards that may not qualify as performance-based compensation under Section 162(m). Our Compensation Committee reserves the flexibility and authority to make decisions that are in the best interest of Methode and our shareholders, even if those decisions do not result in full deductibility under Section 162(m).

Resolution of Issues Regarding Section 162(m) of the Internal Revenue Code

During fiscal 2007, our Compensation Committee and Donald Duda, our Chief Executive Officer, worked together to address certain issues under Section 162(m) of the Internal Revenue Code related to Mr. Duda’s compensation. The scheduled lapse of the restrictions on Mr. Duda’s 2004, 2005 and 2006 restricted stock awards in April 2007, 2008 and 2009, respectively, would not qualify for an exception under Section 162(m). As such, the value of these awards would be required to be included for purposes of determining whether the $1 million limit has been exceeded in each such fiscal year.

In order to mitigate the Section 162(m) deductibility issue, our Compensation Committee approached Mr. Duda regarding the available alternatives. Mr. Duda and our Compensation Committee worked diligently to review and assess the alternatives with the assistance of external legal and compensation advisors. The resolution agreed upon involved the amendment of Mr. Duda’s 2004, 2005 and 2006 Restricted Stock Award Agreements and the deferral of certain bonus amounts by Mr. Duda. In fiscal 2009, all of Mr. Duda’s compensation was deductible. We currently expect to deduct all compensation payable to Mr. Duda in fiscal 2010.

Amended and Restated Restricted Stock Unit Award Agreements. During fiscal 2007, we entered into Amended and Restated Restricted Stock Unit Award Agreements with Mr. Duda. Pursuant to these agreements, the 2004, 2005 and 2006 restricted stock awards were amended and restated in the form of restricted stock units. Under the terms of the amended restricted stock units, at such time as the value of the award is deductible by us or Mr. Duda’s employment terminates, shares of non-restricted common stock will be delivered to Mr. Duda. The conversion mitigates the Section 162(m) issue because restricted stock units are deductible by us when paid to the executive, in contrast to restricted stock which is deductible upon vesting and, as such, would result in non-deductible compensation. The Amended and Restated Restricted Stock Unit Award Agreements do not amend or modify any other provisions under the 2004, 2005 and 2006 restricted stock awards, including, without limitation, the vesting period or performance criteria. Mr. Duda earned 100,000, 125,000 and 0 restricted stock units under the 2004, 2005 and 2006 awards, respectively.

Deferral of 2004, 2005 and 2006 RSA Tandem Cash Bonuses. In 2004, 2005 and 2006, in connection with the awards of restricted stock, we agreed to pay Mr. Duda a cash bonus if we met certain financial targets measured as of the end of a three-year period. These cash bonuses do not qualify for an exception under Section 162(m) and will be included for purposes of calculating the $1 million cap in the year paid. Mr. Duda has deferred one hundred percent (100%) of these bonuses pursuant to our Deferred Compensation Plan. The tandem cash bonuses earned amount to $441,560, $432,554 and $0 for the 2004, 2005 and 2006 awards, respectively. The bonuses are deferred until 2011 and 2012, respectively. It is currently anticipated that at such time, a substantial portion of Mr. Duda’s annual compensation would qualify for an exception under Section 162(m).

Amended Cash Bonus Agreement. Pursuant to the 2003 Cash Bonus Agreement, Mr. Duda was entitled to two cash bonuses based upon the increase in our stock price. These bonuses were 100% vested in 2007. In 2007, we entered into an Amended Cash Bonus Agreement with Mr. Duda. Pursuant to the Amended Cash Bonus Agreement, we agreed to pay Mr. Duda cash bonuses in the amount of $677,500 in the aggregate on a deferred basis. These cash bonuses are payable on the earliest of the following: (i) the date we reasonably anticipate that the payment will be deductible under Section 162(m); (ii) the date of Mr. Duda’s termination of employment for any reason; or (iii) Mr. Duda’s death or disability; provided, however, that if, upon the payment date, the payment is not deductible by us under Section 162(m), the payment will be delayed until such time as it is deductible. Amounts may be payable in installments. Pursuant to the terms of the Amended Cash Bonus Agreement, Mr. Duda was paid $77,080 in fiscal 2009.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, our Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Paul G. Shelton, Chairman

Warren L. Batts

Darren M. Dawson

Isabelle C. Goossen

Christopher J. Hornung

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by us to or for the account of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the “named executive officers”) for the three fiscal years ended May 2, 2009.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Donald W. Duda President and Chief Executive Officer	2009 2008 2007	538,623 560,168 560,168	0 0 0	(717,567) 1,216,352 1,129,295	3,617 4,548 44,911	265,600 1,073,642 1,089,616	217,331 96,466 87,015	307,604 2,951,176 2,911,005
Douglas A. Koman Chief Financial Officer, Vice President, Corporate Finance	2009 2008 2007	255,769 266,000 258,232	0 0 0	(169,262) 249,743 218,812	875 1,592 17,166	117,275 340,037 334,379	36,429 34,373 27,558	241,086 891,745 856,147
Thomas D. Reynolds Senior Vice President, Worldwide Automotive Operations	2009 2008 2007	323,654 330,000 320,000	0 0 40,000	(334,016) 371,576 269,635	1,458 1,364 13,471	206,122 426,529 307,147	49,435 39,462 126,822	246,653 1,168,932 1,077,075
Timothy R. Glandon Vice President and General Manager, North American Automotive	2009 2008 2007	245,192 250,000 220,000	0 0 30,000	(153,982) 107,102 60,297	875 0 0	275,000 299,038 148,030	32,215 27,492 19,257	399,300 683,632 477,584
Theodore P. Kill* Vice President, Worldwide Automotive Sales	2009	209,058	0	(193,210)	875	44,880	37,988	99,590

* Mr. Kill was not a named executive officer in fiscal 2008 or 2007.

_________________________

(1)

Amounts reflect annual salary. Amounts reported in fiscal 2009 reflect unpaid leave in connection with a Company-wide cost saving initiative. The fiscal 2009 salary reduction amounted to 3.85% for Messrs. Duda and Koman and 1.925% for each of the other named executive officers. Amounts actually paid in fiscal 2008 were slightly higher than the annual salary set forth in the table since fiscal 2008 included 53 weeks.

(2)	Amounts reflect a discretionary cash bonus granted in connection with significant involvement in the negotiation, due diligence and integration of the TouchSensor business.

(3)

These amounts reflect the dollar amount recognized for financial statement reporting purposes for the relevant fiscal year, in accordance with SFAS No. 123(R), and include amounts from awards granted in and prior to such fiscal years. Under SFAS No. 123(R), the fair value of these awards is recognized ratably over the vesting period. Negative values are the result of the reversal of compensation expense recognized in previous years due to a market decline in awards classified as liability awards under SFAS No. 123(R). Details of the assumptions used in valuing these awards are set forth in Note 5 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 2, 2009.

(4)

Amounts include performance-based bonuses pursuant to the annual bonus plan. Pursuant to the annual bonus plan, the executive officers’ bonus amounts are based on fiscal sales and profit performance compared to budget and on achieving individual objectives. For fiscal 2009, also includes amounts paid pursuant to the four-month performance-based cash bonus program. The focus of this program was to encourage the executive team to complete the restructuring activities, preserve cash and prepare updated multi-year business plans for the respective businesses in view of the dramatic change in business prospects. For certain named executive officers, also includes amounts paid pursuant to tandem cash awards granted in connection with the grant of restricted stock. Amounts paid in fiscal 2008 relate to awards made in fiscal 2005 and amounts paid in fiscal 2007 relate to awards made in fiscal 2004. For certain named executive officers, also includes amounts paid pursuant to our legacy Longevity Contingent Bonus Program. The Longevity Bonus Program awards a matching bonus equal to the amount of the current quarterly bonus, which will be considered as earned and payable in three years, provided that the participant is still employed and performance has been satisfactory. This program is now terminated and these are the final payments under this program. The chart below reflects the annual bonuses, the fiscal 2009 fourth-quarter bonus, the tandem cash awards and the Longevity Bonus Program payments for fiscal 2009, 2008 and 2007.

Executive	Fiscal 2009			Fiscal 2008			Fiscal 2007
	Annual Bonus	Fourth Quarter Bonus	Longevity Bonus	Annual Bonus	Tandem Cash Award	Longevity Bonus	Annual Bonus	Tandem Cash Award	Longevity Bonus
Mr. Duda	$0	$100,000	$165,600	$448,000	$432,554	$193,088	$399,681	$410,020	$279,915
Mr. Koman	$0	$50,000	$67,275	$182,000	$79,595	$78,442	$164,970	$75,444	$93,965
Mr. Reynolds	$43,425	$68,000	$94,697	$204,800	$86,515	$135,214	$94,028	$64,783	$148,336
Mr. Glandon	$50,750	$39,000	$185,250	$146,616	$0	$152,422	$65,588	$0	$82,442
Mr. Kill	$19,880	$25,000	$0	*	*	*	*	*	*

*Mr. Kill was not a named executive officer in fiscal 2008 or 2007.

(5)	Amounts included in All Other Compensation reflect the following for fiscal 2009:

Executive	Dividends on Unvested Restricted Stock	Dividend Replacement Bonus (A)	401(k) Contribution	Life Insurance	Car Allowance	Membership / Clubs	Executive Physical	Deferred Cash Bonus (B)
Mr. Duda	$34,043	$84,500	$6,900	$1,383	$9,600	$575	$3,250	$77,080
Mr. Koman	$14,491	$0	$6,900	$1,093	$9,600	$1,095	$3,250	$0
Mr. Reynolds	$28,721	$0	$6,900	$1,563	$9,000	$0	$3,250	$0
Mr. Glandon	$13,711	$0	$6,900	$254	$8,400	$0	$2,950	$0
Mr. Kill	$15,011	$0	$6,900	$827	$12,000	$0	$3,250	$0

(A)	These amounts are payments on unvested and vested restricted stock units.

(B)	Reflects deferred compensation paid in fiscal 2009 pursuant to the Amended Cash Bonus Agreement.

Grants of Plan-Based Awards

          The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended May 2, 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald W. Duda	7/15/2008	188,000(1)	376,000(1)	526,400(1)	17,621	88,106	88,106
		0(2)	0(2)	500,002(2)
	12/23/2008	20,000(3)	100,000(3)	100,000(3)
	3/16/2009							124,000	2.72	181,040
Douglas A. Koman	7/15/2008	78,500(1)	157,000(1)	219,800(1)	4,405	22,026	22,026
		0(2)	0(2)	124,998(2)
	12/23/2008	50,000(3)	50,000(3)	50,000(3)
	3/16/2009							30,000	2.72	43,800
Thomas D. Reynolds	7/15/2008	67,550(1)	193,000(1)	247,040(1)	8,810	44,053	44,053
		0(2)	0(2)	250,006(2)
	12/23/2008	68,000(3)	68,000(3)	68,000(3)
	3/16/2009							50,000	2.72	73,000
Timothy R. Glandon	7/15/2008	36,250(1)	145,000(1)	174,000(1)	4,405	22,026	22,026
		0(2)	0(2)	124,998(2)
	12/23/2008	39,000(3)	39,000(3)	39,000(3)
	3/16/2009							30,000	2.72	43,800
Theodore P. Kill	7/15/2008	18,105(1)	71,000(1)	79,520(1)	4,405	22,026	22,026
		0(2)	0(2)	124,998(2)
	12/23/2008	25,000(3)	25,000(3)	25,000(3)
	3/16/2009							30,000	2.72	43,800

_________________________

(1)

Reflects cash incentive awards pursuant to the annual bonus plan. The executive officers’ bonus amounts are based on fiscal 2009 sales and profit performance compared to budget and, in the case of executives other than Messrs. Duda and Koman, on achieving individual management objectives. Bonuses are paid annually and are capped at 140% of the established target bonus amount. Amounts earned in fiscal 2009 by the executive officers under this plan are reported in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table.”

(2)

Reflects tandem cash awards granted in connection with the fiscal 2009 grant of restricted stock (see footnote 4 below). Pursuant to the awards, we agree to pay each such officer a cash bonus if we exceed certain financial targets for revenue growth and return on invested capital over a three-year period, measured as of April 30, 2011. The maximum amount of the tandem cash bonus will equal the product of the closing price of our common stock as of April 30, 2011, and 50% of each officer’s earned and vested restricted stock award.

(3)

Reflects the four-month performance-based cash bonus program for the named executive officers implemented by the Compensation Committee in December 2008. The focus of this program was to encourage the executive team to complete restructuring activities, preserve cash and prepare updated multi-year business plans for the respective businesses in view of the dramatic change in business prospects. For Mr. Duda, the focus of the program was to oversee the progress of the other members of the executive team, with 20% of Mr. Duda’s bonus vesting upon each executive satisfying his objectives. Each of the named executive officers achieved the relevant goal and earned the full amount of these bonuses.

(4)

Reflects restricted stock awards which vest on April 30, 2011 if we have met certain financial targets based upon revenue growth and return on invested capital. The unvested restricted stock awards are entitled to payments of dividends.

(5)

Reflects option awards granted on March 16, 2009, which will vest March 16, 2012, subject to a straight three-year cliff vesting period. These options have a ten-year life and vesting is not tied to performance.

(6)

Amounts represent the total fair value of restricted stock and options granted in fiscal 2009 under SFAS No. 123(R). Details of the assumptions used in valuing these equity awards are set forth in Note 5 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 2, 2009.

Outstanding Equity Awards at Fiscal Year-End

          The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at May 2, 2009.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Donald W. Duda	29,413(1) 100,000(1) 25,000(2) 0	0 0 0 124,000(3)	17.658 6.350 11.440 2.720	3/1/2010 5/4/2011 7/3/2013 3/16/2019	147,879	776,365
Douglas A. Koman	17,648(1) 25,000(1) 75,000(2) 35,000(2) 0	0 0 0 0 30,000(3)	10.624 7.450 10.500 11.440 2.720	12/11/2010 5/3/2011 6/19/2011 7/3/2013 3/16/2019	36,969	194,088
Thomas D. Reynolds	12,000(1) 30,000(2) 30,000(2) 0	0 0 0 50,000(3)	8.530 10.500 11.440 2.720	11/19/2011 6/10/2012 7/3/2013 3/16/2019	73,939	388,180
Timothy R. Glandon	2,500(1) 0	0 30,000(3)	11.440 2.720	8/1/2011 3/16/2019	36,969	194,088
Theodore P. Kill	0	30,000(3)	2.720	3/16/2019	36,969	194,088

_________________________

(1)	These options vest 50% after one year and 100% after two years.

(2)	These options vest 25% after one year, 50% after two years, 75% after three years and 100% after four years.

(3)	These options vest 100% on March 16, 2012.

(4)	These performance-based restricted stock awards vest as of the end of the third fiscal year following the grant date, provided certain financial targets are satisfied.

(5)	Calculated based on the closing price of the Company’s common stock on May 1, 2009 of $5.25 per share.

Option Exercises and Stock Vested

In fiscal 2009, none of the restricted stock held by the named executive officers vested. None of the named executive officers exercised stock options during fiscal 2009.

Nonqualified Deferred Compensation

The following table sets forth certain information regarding deferred compensation with respect to the named executive officers for fiscal 2009.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Donald W. Duda	461,977	0	7,950	0	977,904

Douglas A. Koman	225,992	0	(60,735)	0	350,874

Thomas D. Reynolds	0	0	(5,207)	0	16,713

Timothy R. Glandon	73,308	0	(30,542)	0	72,472

Theodore P. Kill	72,999	0	(15,857)	0	137,611

_________________________

(1)

All executive contributions were reported as compensation in the “Summary Compensation Table” under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns, depending on the source of the executive contribution.

The Methode Electronics, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary, 100% of their annual bonus, and/or 100% of their RSA tandem cash bonus, with an aggregate minimum deferral of $3,000. The minimum period of deferral is three years. Participants are immediately 100% vested. All of our executive officers participate in the Deferred Compensation Plan.

In addition to employee-directed deferrals, we may be required to make contributions to a participant’s account in the Deferred Compensation Plan under a separate agreement, such as an employment agreement. We may also make contributions to the Deferred Compensation Plan to make up for limits applicable under our qualified plans and may make additional discretionary contributions as well. Participants shall vest in company contributions in accordance with the schedule set forth in the applicable agreement or plan governing such contributions. We made no contributions to the Deferred Compensation Plan in fiscal 2009.

Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although we are under no obligation to invest the deferred amounts in any specified fund. This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds. Participants may reallocate account balances and/or future deferrals on a daily basis.

Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability, termination of employment, or a change in control. Accounts are distributed in a lump sum or, in certain circumstances, in installments over a period of up to fifteen years. Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

          The following summaries set forth potential payments payable to our named executive officers upon termination of their employment or a change of control of Methode. Our executive officers are entitled to these payments under their change of control agreements, our stock plans and certain other benefit plans.

          In the event of a change of control of Methode or the retirement (at or after 65, or after 55 with our consent), death or disability of an executive officer, the executive officer is entitled to the following:

•	payment of a pro rata portion of the annual performance-based cash bonus based on performance to date;
•	immediate vesting of a pro rata portion of the executive’s outstanding performance-based restricted stock awards based on performance to date;
•	payment of a pro rata portion of the tandem cash award associated with the executive’s outstanding performance-based restricted stock awards based on performance to date; and
•	immediate vesting of the executive’s outstanding option awards.

          If within two years of a change of control or during a period pending a change of control, we terminate the executive’s employment without good cause or the executive voluntarily terminates his or her employment for good reason, the executive is entitled to the following:

•	a lump sum payment in an amount equal to three times (two times in the case of Messrs. Reynolds, Glandon and Kill) the executive’s annual salary;
•

a lump sum cash bonus payment equal to three times (two times in the case of Messrs. Reynolds, Glandon and Kill) the lesser of: (a) the executive’s target bonus amount for the fiscal year in which executive’s employment termination occurs, or (b) the bonus the executive earned in the prior fiscal year;

•

in the event the payments to be received by the executive officer in connection with the change of control exceed the tax code safe harbor by at least 25% (previously 10%), the executives are entitled to a gross-up payment to provide the executive officer with an amount, on an after-tax basis, equal to any excise taxes payable by the executive officer under the tax laws in connection with the payments described above; and

•

continued participation in our welfare benefit plans for three years (two years in the case of Messrs. Reynolds, Glandon and Kill) or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits.

          The following table shows the potential payments of additional benefits upon termination or a change of control of the Company for the named executive officers. The amounts shown assume that such termination was effective as of May 1, 2009 (the last business day of our 2009 fiscal year), and reflect the price of our common stock on such date ($5.25). The table below does not reflect amounts payable to our named executive officers pursuant to plans or arrangements that are available generally to all of our salaried employees, such as payments under the 401(k) Plan, the life insurance plan, the disability insurance plan and the vacation pay policy, and payment of accrued base salary and accrued bonuses. In addition, the table does not reflect the distribution of each officer’s account balance in our Deferred Compensation Plan or, for Mr. Duda, the delivery of common stock underlying outstanding vested restricted stock units.

Name	Termination Scenario (on 5/1/2009)	Salary Severance ($)	Bonus Severance ($)	Pro Rata Payment of Annual Performance-Based Bonus ($)	Vesting of Option Awards ($) (1)	Pro Rata Vesting of Restricted Stock Awards ($) (1)	Pro Rata Payment of Tandem Cash Bonus ($) (1)	Health and Welfare Benefits ($) (2)	Excise Tax and Gross-Up ($)
Donald W. Duda	Upon Change of Control (3) Termination for Good Reason/ Without Cause (4) Death, Disability or Qualified Retirement	-- 1,680,504 --	-- 1,128,000 --	0 -- 0	313,720 -- 313,720	0 -- 0	0 -- 0	-- 48,633 --	-- 0 --
Douglas A. Koman	Upon Change of Control (3) Termination for Good Reason/ Without Cause (4) Death, Disability or Qualified Retirement	-- 797,999 --	-- 471,000 --	0 -- 0	75,900 -- 75,900	0 -- 0	0 -- 0	-- 48,633 --	-- 0 --
Thomas D. Reynolds	Upon Change of Control (3) Termination for Good Reason/ Without Cause (4) Death, Disability or Qualified Retirement	-- 660,000 --	-- 386,000 --	43,425 -- 43,425	126,500 -- 126,500	0 -- 0	0 -- 0	-- 32,422 --	-- 0 --
Timothy R. Glandon	Upon Change of Control (3) Termination for Good Reason/ Without Cause (4) Death, Disability or Qualified Retirement	-- 500,000 --	-- 290,000 --	50,750 -- 50,750	75,900 -- 75,900	0 -- 0	0 -- 0	-- 32,422 --	-- 0 --
Theodore P. Kill	Upon Change of Control (3) Termination for Good Reason/ Without Cause (4) Death, Disability or Qualified Retirement	-- 426,000 --	-- 122,000 --	19,880 -- 19,880	75,900 -- 75,900	0 -- 0	0 -- 0	-- 32,422 --	-- 0 --

_________________________

(1)

For purposes of this table, we have assumed that our Compensation Committee has elected to accelerate all awards in each instance in which the acceleration is subject to the discretion of our Compensation Committee.

(2)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.

(3)	Reflects amounts payable upon a change of control where the executive’s employment continues.

(4)	These amounts are in addition to amounts payable under the preceding row “Upon Change of Control.”

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws, our directors and executive officers are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director or executive officer filed a late report. During fiscal 2009,there were no delinquent reports. In making these disclosures, we have relied solely on written representations of our directors and executive officers and copies of the reports filed with the SEC.

Shareholder Proposals

Our Corporate Secretary must receive shareholder proposals no later than April 9, 2010 to be considered for inclusion in our proxy materials for our next annual meeting. Additionally, our advance notice by-law provisions require that any shareholder proposal to be presented from the floor of the next annual meeting must be received by our Corporate Secretary not later than the 60th day nor earlier than the 90th day prior to September 17, 2010 (the first anniversary of the preceding year’s annual meeting). If the date of our next annual meeting is more than 30 days before or more than 60 days after September 17, 2010, shareholder proposals must be delivered no earlier than the 90th day prior to such annual meeting date and not later than the later of the 60th day prior to such annual meeting date or the 10th day following our public announcement of the meeting date for such annual meeting.  Also, such proposal must be, under law, an appropriate subject for shareholder action in order to be brought before the meeting and must contain the information required by the advance notice by-law provision.  These notices should be directed to the Corporate Secretary of Methode Electronics, Inc. at 7401 West Wilson Avenue, Chicago, Illinois 60706.

Other Matters

Neither our board of directors nor management knows of any other business that will be presented at the annual meeting. Should any other business properly come before the annual meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Warren L. Batts
Chairman

Chicago, Illinois

August 7, 2009

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
7401 WEST WILSON AVENUE CHICAGO, IL 60706

Methode Electronics, Inc. encourages you to take advantage of convenient ways to vote these shares. If voting by proxy, you may grant a proxy by mail, or choose one of the two methods described below. Your telephone or Internet proxy authorizes the named proxies to vote these shares in the same manner as if you marked, signed, and returned your proxy card. To grant your proxy by telephone or Internet, read the annual meeting proxy statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions for electronic delivery of information up until 11:59 P.M. Central Time the day before the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY PHONE- 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time the day before the annual meeting date. Have your proxy card in hand when you call and then follow the simple instructions the vote voice provides you.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M15786-P83446	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

METHODE ELECTRONICS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee (s) on the line below.
The Board of Directors recommends a vote “FOR” Items 1 and 2.

			0	0	0
Vote On Directors

1.	Election of Directors

Nominees:

	01) Walter J. Aspatore	06) Isabelle C. Goossen
	02) Warren L. Batts	07) Christopher J. Hornung
	03) J. Edward Colgate	08) Paul G. Shelton
	04) Darren M. Dawson	09) Lawrence B. Skatoff
05) Donald W. Duda

Vote On Proposal							For	Against	Abstain

2.	The ratification of the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending May 1, 2010.						0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M15787-P83446

METHODE ELECTRONICS, INC.

This proxy is solicited by the Board of Directors
Annual Meeting of the Shareholders

The undersigned hereby appoints Warren L. Batts, Donald W. Duda and Douglas A. Koman, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held on Thursday, September 17, 2009 at 11:00 a.m., Chicago time, at Methode’s corporate offices at 7401 West Wilson Avenue, Chicago, Illinois, and at any adjournment or postponement thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. If other business is presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

Continued and to be signed on reverse side